LEATT CORP REPORTS SECOND QUARTER RESULTS
NECK BRACES UP YEAR-TO-YEAR; MARGINS INCREASE 600 BASIS POINTS

CAPE TOWN, South Africa, August 14, 2014 – Leatt Corporation (OTCQB: LEAT) today announced its financial results for the second quarter and six months ended June 30, 2014. Leatt Corporation develops and markets protective equipment and ancillary products for all forms of sports, especially extreme high-velocity sports. All financial numbers are in US dollars.

Financial Performance

Revenue growth accelerated by 15% during the second quarter, to $4.2 million, compared to $3.6 million in the second quarter of 2013. Gross profit margin increased year-to-year by 600 basis points, to 55%. The net loss of $29, 834 was lower by 95%, compared to the net loss in the second quarter of 2013 of $636,264. On a per-share basis, the net loss was $0.01 versus the prior-year loss of $0.12. The improvement in numbers during the 2014 period is attributable to careful management of our financial resources, as well as higher sales in the neck brace product line, particularly with respect to the 2013 debut of the Company’s new Fusion 2.0 Junior, it’s first product designed specifically for children that includes upper-body and neck protection, and its 5.5 Neck Brace, a new generation of the classic Leatt neck brace. The improvement follows a strengthening trend that emerged last autumn, and continued in the fourth quarter of 2013 and through the first quarter of this year.

Our product research and development (“R&D”) expense was up by 20% during the 2014 period, partly due to our work on tailoring our new Knee Brace to a wider range of sports and uses. Additionally, our development team continued to focus on widening our innovative product offering to include new product categories for Leatt, including our technologically advanced helmet range. The increase in R&D expense during the period was balanced by decreases in selling, general and administrative (“SG&A”), consulting, professional fees and advertising/marketing expense. Overall, SG&A expense declined to $2.4 million, from $2.6 million in the 2013 second quarter.

For the 2014 six-month period, revenue increased by 12% to $7.7 million, from $6.9 million in the first half of 2013, and gross profit margin was 55%, compared to 49% in the prior year period. Net loss was $370,720, compared to a loss of $1.4 million last year, which is a 73% improvement over the prior period. The six-month SG&A trends were equivalent to those seen in the quarterly periods, with overall SG&A expense at $4.7 million for the first half of 2014, compared to $5.0 million last year. On a per-share basis, the net loss for the first six months of 2014 was $0.07, versus $0.27 last year. Our current ratio was 3.54:1 at June 30, and although cash was down to $640,184 as of June 30, compared to $835,012 at December 31, we are confident in our ability to profitably fund the ongoing increase in sales.

CEO Sean Macdonald commented, “The rise in sales for the neck brace product line was largely attributable to the successful market acceptance of the Fusion 2.0 Junior and 5.5 Neck Brace products, both introduced in the fourth quarter of 2013. Sales were good for neck brace products both in the United States and abroad. The decrease in the sale of body armor products during the 2014 period was primarily due to the fact that our distributors completed their initial stocking and pipeline filling during 2013 which boosted body armor product sales during that period, but this process typically does not recur the following year. Product royalty income decreased primarily because during 2013 the Company settled various intellectual property cases and were paid licensing fees for sales of infringing products from inception.

“We keep an eagle eye on expenses,” Macdonald added, “and we are proud that our SG&A decreased in the second quarter year-over-year, to $2.4 million, compared to $2.6 million last year. We accomplished notable reductions in professional fees (due to lower spending on litigation), while we accelerated our R&D and product development activities and added new senior staff in that area and on our US sales and distribution team. We also note that at $69,989, the 2014 second quarter depreciation expense, which is a non-cash charge, was greater than the dollar amount of our loss. So, but for depreciation expense, we would have realized an operating profit for the period.

Business Outlook

“We began shipments of salesman samples of our new knee brace for motorcyclists and motocross athletes in June,” Macdonald said, “and we expect to ship our first production units of knee braces before the end of the third quarter. Furthermore, our knee brace for winter sports is nearing completion and we expect to ship initial orders during the fourth quarter of 2014. We are optimistic that our knee braces will gain market acceptance but we will not be able to assess its performance in the marketplace until the critical fourth quarter holiday shopping season. We are also continuing our collaboration with leading knee specialists in South Africa to tailor our knee brace for rehabilitation and to obtain CE approval for the knee brace as a medical rehabilitation device.”

“Our transition from being a one-product company to being an across-the-board designer and supplier of protective gear for athletes is moving forward,” continued Macdonald. “Dr. Leatt and our R&D team are progressing with the design of the first ever Leatt helmet that everyone expects will be, like other Leatt premium products, smaller, more light-weight, more comfortable and more technologically advanced than those currently available in the marketplace. A prototype of the helmet was favorably received at a recent showing to certain industry dealers and distributors in Mallorca, California and Singapore, and the Company is looking forward to introducing the finished product to the marketplace. While salesman samples of the helmet should be available by the fourth quarter, helmets are not expected to be available for consumer purchase until early next year. We plan to officially launch the bicycle version of the helmet in the EU at the 2014 Eurobike show in Friedrichshafen, Germany, in late August, and in the US at the 2014 Interbike show in Las Vegas, Nevada, in mid-September. We expect to launch the motorcycle version of the helmet at the 2014 Intermot show in Cologne, Germany, in early October.”

Earnings Call

Leatt's management team will host a conference call to discuss the Company's financial results at 10 am ET today. Participants should dial in to the call ten minutes before the scheduled time, using the following numbers: 1-877-300-8521 (USA) or +1-412-317-6026 (international) to access the call. There will also be a simultaneous live webcast through the Company's website, www.leatt-corp.com. Participants should register on the website approximately ten minutes prior to the start of the webcast.

For those unable to attend the call, an audio replay of the conference call will be available for seven days and can be accessed by dialing 1-877-870-5176 (USA) or +1-858-384-5517 (international) and using passcode 10050911. A recording of the live webcast will also be archived for 30 days on the Company's website.

About Leatt Corporation

Leatt Corporation develops and sells protective equipment and ancillary products for all forms of sports, especially extreme high-velocity sports. The Leatt-Brace® is an award-winning neck brace system considered to be the gold standard in neck protection for anyone wearing a crash helmet as a form of protection. The latest generation of the Leatt-Brace, the Five.Five neck brace, is also designed for participants in high-velocity sports such as motorcycling, bicycling, mountain bicycling, driving all-terrain vehicles, snowmobiles and other vehicles, and have potential applications in any downhill or freestyle high-velocity sports. For more information, visit: www.leatt-corp.com |www.leatt.com

Forward-looking Statements

This press release may contain forward-looking statements regarding Leatt Corporation (the "Company") within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact included herein are "forward-looking statements" including statements regarding: the financial outlook of the Company and the likelihood that gross margins will continue to increase; the likelihood that there will be market acceptance of the Company’s new knee brace and planned helmet, and that demand for the Company's innovative new products will continue to increase; the general ability of the Company to achieve its commercial objectives, including its plan to develop additional brace and protection lines that will protect more people in more sports, and to tailor and seek CE certification of its new knee brace as a medical device; the business strategy, plans and objectives of the Company and its subsidiaries; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects," "anticipates," "seeks," "should," "could," "intends," or "projects" or similar expressions, and involve known and unknown risks and uncertainties. These statements are based upon the Company's current expectations and speak only as of the date hereof. Any indication of the merits of a claim does not necessarily mean the claim will prevail at trial or otherwise. Financial performance in one period does not necessarily mean continued or better performance in the future. The Company's actual results in any endeavor may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, which factors or uncertainties may be beyond our ability to foresee or control. Other risk factors include the status of the Company's common stock as a "penny stock" and those listed in other reports posted on The OTC Markets Group, Inc.

Contacts:

Leatt Corporation
Sean Macdonald
Chief Executive Officer
Sean.Macdonald@leatt-brace.com
+ (27) 21 557 7257

Allen & Caron, Inc.
Michael Mason (Investors)
michaelm@allencaron.com
(212) 691-8087

Len Hall (Media)
len@allencaron.com
(949) 474-4300

– Financial Tables Follow –

LEATT CORPORATION
CONSOLIDATED BALANCE SHEETS

		December 31
	June 30 2014	2013
	Unaudited	Audited

ASSETS

Current Assets

Cash and cash equivalents	$640,184	$835,012
Short-term investments	58,142	58,130
Accounts receivable	2,272,757	3,139,273
Inventory	3,458,175	3,259,274
Payments in advance	479,454	144,302
Income tax refunds receivable	299	299
Deferred tax asset	110,000	110,000
Prepaid expenses and other current assets	611,004	1,092,450
Total current assets	7,630,015	8,638,740

Property and equipment, net	844,039	891,728
Other Assets
Other receivables	270,000	330,000
Deposits	17,264	19,469
Intangible assets	89,189	89,960
Total other assets	376,453	439,429
Total Assets	$8,850,507	$9,969,897

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable and accrued expenses	$1,824,556	$2,076,809
Short-term loan, net of finance charges	325,883	833,735
Total current liabilities	2,150,439	2,910,544

Deferred tax liabilities	40,633	40,680

Commitments and contingencies

Stockholders' Equity
Preferred stock, $.001 par value, 1,120,000 shares authorized, 120,000 shares issued and outstanding	3,000	3,000
Common stock, $.001 par value, 28,000,000 shares authorized, 5,200,623 shares issued and outstanding	130,008	130,008
Additional paid - in capital	7,309,942	7,307,515
Accumulated other comprehensive loss	(102,809)	(111,864)
Accumulated deficit	(680,706)	(309,986)
Total stockholders' equity	6,659,435	7,018,673
Total Liabilities and Stockholders' Equity	$8,850,507	$9,969,897

See accompanying notes to consolidated financial statements

LEATT CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Three Months Ended		Six Months Ended
	June 30		June 30
	2014	2013	2014	2013
	Unaudited	Unaudited	Unaudited	Unaudited

Revenues	$4,167,394	$3,616,598	$7,690,869	$6,864,645

Cost of Revenues	1,858,390	1,830,720	3,486,164	3,483,754

Gross Profit	2,309,004	1,785,878	4,204,705	3,380,891

Product Royalty Income	50,448	142,224	71,263	179,686

Operating Expenses
Salaries and wages	576,177	552,501	1,103,223	1,131,641
Commissions and consulting expenses	141,234	159,996	307,251	283,169
Professional fees	280,466	451,516	614,522	816,111
Advertising and marketing	389,659	403,688	675,053	730,325
Office rent and expenses	61,867	59,411	121,985	132,814
Research and development costs	333,035	276,747	614,327	565,605
Bad debt expense	223	-	22,295	-
General and administrative expenses	541,284	559,511	1,046,238	1,100,684
Depreciation	69,989	97,429	147,508	191,455
Total operating expenses	2,393,934	2,560,799	4,652,402	4,951,804

Loss from Operations	(34,482)	(632,697)	(376,434)	(1,391,227)

Other Income (Expense)
Interest and other income (expense), net	4,528	(2,647)	5,594	1,142
Total other income (expense)
	4,528	(2,647)	5,594	1,142
Loss Before Income Taxes	(29,954)	(635,344)	(370,840)	(1,390,085)

Income Taxes	(120)	920	(120)	920

Net Loss Available to Common Shareholders	$(29,834)	$(636,264)	$(370,720)	$(1,391,005)

Net Loss per Common Share
Basic	$(0.01)	$(0.12)	$(0.07)	$(0.27)
Diluted	$(0.01)	$(0.12)	$(0.07)	$(0.27)

Weighted Average Number of Common Shares
Outstanding
Basic	5,200,623	5,200,623	5,200,623	5,200,623
Diluted	5,200,623	5,200,623	5,200,623	5,200,623

Comprehensive Loss
Net Loss	$(29,834)	$(636,264)	$(370,720)	$(1,391,005)
Other comprehensive loss, net of $-0-
deferred income taxes in 2014 and 2013
Foreign currency translation	3,884	(101,109)	9,055	(216,534)

Total Comprehensive Loss	$(25,950)	$(737,373)	$(361,665)	$(1,607,539)

See accompanying notes to consolidated financial statements